Exhibit 10.1

MANAGEMENT CHANGE OF CONTROL, SEVERANCE, AND NONCOMPETITION PLAN

This MANAGEMENT CHANGE OF CONTROL, SEVERANCE, AND NONCOMPETITION PLAN (“Plan”) is effective as of July 25th , 2022, by TRUIST FINANCIAL CORPORATION, a North Carolina corporation (the “Company”).

Section 1.    Purpose of the Plan. The purpose of the Plan is to establish and maintain a vital management team essential to protecting and enhancing the best interests of the Company and its stockholders, to protect Executives in the case of non-Change of Control employment changes, and to secure the continued dedication and objectivity of the Company’s management team in the event of any threat or occurrence of, or negotiation or other action that could lead to or create the possibility of, a Change of Control (as defined in Section 3(a) below), without concern as to whether members of the management team might be hindered or distracted by personal uncertainties and risks created by any such possible Change of Control, and to encourage their full attention and dedication. This Plan is intended to be a top hat welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”).

Section 2.    Administration of the Plan.

(a)The Plan shall be administered by the “Administrator,” which shall be the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). Provisions of the Plan which apply to Executives who are not “executive officers” under 17 CFR 240.3b-7 may be delegated to the Employee Benefits Plan Committee.

(b)Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority:

(i)to determine all matters relating to benefits under the Plan, including selection of Executives and all provisions (including terms, conditions, restrictions and limitations) of benefits under the Plan, which need not be identical;

(ii)to prescribe the form or forms of the agreements evidencing participation in the Plan;

(iii)to establish, amend, and rescind rules and regulations for the administration of the Plan; and

(iv)to construe and interpret the Plan and any agreements made under the Plan; to establish, amend, and revoke rules and regulations for the Plan’s administration; and to interpret rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan; and

(v)to delegate administrative functions of a ministerial nature to the Human Resources unit of the Company.

(c)The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of the Plan shall be final and conclusive.

(d)In addition to action taken by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable for any action or determination made in good faith with respect to the Plan or any agreement thereunder. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in the Company’s articles of incorporation or bylaws or pursuant to applicable law. All expenses of administering the Plan shall be borne by the Company.

Section 3.    Operation of Plan.

(a)The “Effective Date” for Change of Control benefits shall be the date during the Term (as defined in Section 3(b) below) on which a Change of Control (as defined in the Truist Financial Corporation 2022 Incentive Plan) occurs. Notwithstanding anything in this Plan to the contrary, if Executive’s employment with the Company terminates within six (6) months prior to the date on which a Change of Control occurs, and Executive can reasonably demonstrate that the termination:

(i)was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or

(ii)was directly related to, arose in connection with or occurred in anticipation of, such Change of Control;

then, for all purposes of this Plan, the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b)The “Term” shall mean the period commencing on the date of this Plan and ending upon the Administrator’s termination of the Plan pursuant to Section 17 below. Notwithstanding the foregoing, the Company may not terminate the Plan during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control until, in the Board’s good faith opinion, such person has abandoned or terminated its efforts to effect a Change of Control.

(c)“Executive” shall mean employees of the Company or its subsidiaries or affiliates who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder; or certain other senior leaders of the Company designated by the Chief Executive Officer of the Company with notice to the Committee, who execute an individual Management Change of Control, Severance and Noncompetition Agreement (a “Participation Agreement”) provided by the Company. Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

(d)For purposes of this Plan, a termination shall be for “Cause” if the termination is on account of Executive’s (i) dishonesty, theft or embezzlement; (ii) refusal or failure to perform Executive’s assigned duties for the Company or any of its affiliates in a satisfactory manner; or (iii) engaging in any conduct that could be materially damaging to the Company or any of its affiliates without a reasonable good faith belief that such conduct was in the best interest of the Company or any of its affiliates. The determination of whether termination is for Cause shall be made by the Administrator, and its determination shall be final and conclusive; provided, however, that, if capable of cure, a termination for Cause under clauses (ii) or (iii) shall be effective only if, within thirty (30) days following delivery of a Notice of Termination (as defined in Section 3(g) below) by the Company to Executive that the Company is terminating Executive’s employment for Cause, as determined by the Board (or, if applicable, the board of directors (or equivalent governing body) of the ultimate parent entity of the Company or its successor), Executive has failed to cure the circumstances giving rise to a Cause termination. No action or inaction shall be deemed willful or intentional if (x) not demonstrably willful or intentional and (y) taken, or not taken, by Executive in good faith and with the understanding that such action, or inaction, was not adverse to the best interests of the Company.

(e)For purposes of this Plan, “Good Reason” shall mean any of the following occurring on or after the Effective Date without Executive’s express written consent:

(i)A material diminution in Executive’s position, authority, duties or responsibilities (including the assignment to Executive of any duties or responsibilities materially and adversely inconsistent with Executive’s position, authority, duties or responsibilities in effect immediately prior to the Effective Date), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)A material reduction (other than pursuant to a uniform reduction applicable to other similarly situated executives of the Company) the Base Salary or annual target bonus opportunity of Executive;

(iii)The Company’s requirement that Executive relocate Executive’s principal business office to any location more than thirty-five (35) miles from its location immediately prior to the Effective Date; or

(iv)The Company’s failure to obtain the assumption of this Plan as contemplated by Section 9(c) below;

which, in each case, is not cured within thirty (30) days after a Notice of Termination from Executive to the Company. Executive must deliver to the Company the Notice of Termination not later than ninety (90) days after Executive has actual knowledge of an act or omission that constitutes Good Reason. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable cure period, the Date of Termination must occur, if at all, within six (6) months following the end of such cure period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(f)“Date of Termination” shall mean the date specified in the Notice of Termination. To the extent necessary to have payments and benefits under this Plan be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or comply with the requirements of Section 409A, the Company and Executive agree to cooperate in a reasonable manner (including with regard to any post-termination services by Executive) such that the Date of Termination as defined in this Plan shall constitute a “separation from service” within the meaning of Section 409A (“Separation from Service”). Notwithstanding anything contained in this Plan to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Plan to the extent necessary to have such payments and benefits under this Plan be exempt from the requirements of Section 409A or comply with the requirements of Section 409A.

(g)Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by written notice (a “Notice of Termination”) given in accordance with this Plan. For purposes of this Plan, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination by the Company (for Cause) or by Executive (with Good Reason) of Executive’s employment under the provision so indicated, and (iii) specifies the intended termination date. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive, respectively, hereunder or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing their respective rights hereunder.

Section 4.    Qualifying Termination During the Change of Control Period.

(a)Termination Other than for Cause, or for Good Reason. If a Change of Control shall occur within twenty-four (24) months after the effective date of such Change of Control (such time, the “Change of Control Period”), the Company shall terminate Executive’s employment other than for Cause or Executive shall terminate Executive’s employment for Good Reason, then, subject to Executive’s execution of a general release of claims in form substantially similar to the form utilized for the Company’s general severance plan (the “Release”):

(i)The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two (2) times the sum of (A) Executive’s annual base salary (annualized), as most recently increased (“Base Salary”), plus (B) the annual cash bonus Executive would have received for the year of termination assuming target performance. For the avoidance of doubt, any cash payment under a Long Term Incentive Program of the Company is not included in the calculation of any benefit under this Plan.

(ii)To the extent Executive has been participating in the medical, dental and/or vision plan of the Company or an affiliate as of the Date of Termination, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, a lump sum payment in cash equal to the product of (1) twenty-four (24) multiplied by (2) the monthly COBRA premium as of the Date of Termination for the medical, dental and vision coverage Executive had immediately prior to the Date of Termination minus the monthly dollar amount Executive would have paid to the Company for such medical, dental and vision coverage if Executive remained employed during the twenty-four (24) month period.

Section 5.    Qualifying Termination Other than During the Change of Control Period.

(a)Termination Other than for Cause, or for Good Reason. If the Company terminates Executive’s employment other than for Cause or Executive terminates Executive’s employment for Good Reason, and such termination does not occur within the Change of Control Period, then, subject to Executive’s execution of a Release:

(i)The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two (2)times the sum of (A) Executive’s Base Salary, plus (B) the annual cash bonus Executive would have received for the year of termination assuming target performance. For the avoidance of doubt, any cash payment under a Long Term Incentive Program of the Company is not included in the calculation of any benefit under this Plan.

(ii)To the extent Executive has been participating in the medical, dental and/or vision plan of the Company or an affiliate as of the Date of Termination, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, a lump sum payment in cash equal to the product of (1) twenty-four (24) multiplied by (2) the monthly COBRA premium as of the Date of Termination for the medical, dental and vision coverage Executive had immediately prior to the Date of Termination minus the monthly dollar amount Executive would have paid to the Company for such medical, dental and vision coverage if Executive remained employed during the Standard Medical Benefit Period (such monthly excess, the “Standard Monthly Medical Benefit”).

Section 6.    Restrictive Covenants. Executive acknowledges and agrees that the duties and responsibilities to be performed by Executive as an executive officer of the Company are of a special and unusual character that have a unique value to the Company and its affiliates, the loss of which cannot be adequately compensated by damages in any action in law. Executive also acknowledges and agrees that Executive will have broad access to Confidential Information (as defined in Section 6(e)(iii) below), that Confidential Information will in fact be developed by Executive in the course of performing Executive’s duties and responsibilities as an executive officer of the Company, and that the Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, valuable, special and unique assets of the Company and its affiliates. Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, Executive in the course of Executive’s employment will be such that Executive’s breach of the covenants contained in this Section 6 would immeasurably and irreparably damage the Company and its affiliates regardless of where the activities constituting such breach were to occur. Thus, Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 6 to apply to Executive’s activities throughout the Restricted Area (as defined in Section 6(e)(iv) below). In recognition of the special and unusual character of the duties and responsibilities of Executive under this Plan and as a material inducement to the Company to continue to employ Executive in this special and unique capacity, and in consideration of the payments and benefits under this Plan, Executive covenants and agrees that, to the extent and subject to the limitations provided in this Section 6:

(a)Non-Solicitation. Executive agrees that, unless specifically authorized by an authorized representative of the Company in writing, Executive shall not, during Executive’s employment and for a period of twelve (12) months following the date of termination of Executive’s employment with the Company (whatever the reason for the end of the employment relationship and whether or not in connection with a Change of Control), directly or indirectly:

(i)Solicit, recruit, encourage or support any employee of the Company or any of its affiliates who had performed work for Company within the last twelve (12) months of Executive’s employment with the Company to leave the employment of the Company or such affiliate;

(ii)Solicit, contact, encourage or support, on Executive’s own behalf or on behalf of any Competitive Business (as defined in Section 6(e)(ii) below), any recipient of banking or financial products or services from the Company or any of its affiliates with which Executive has had material contact within the last twelve (12) months of Executive’s employment with the Company to discontinue doing or to reduce the amount of business with the Company or such affiliate; or

(iii)Solicit, contact, divert or call upon with the intent of doing business with, any Company Customer (as defined in Section 6(e)(i) below) on Executive’s own behalf or on behalf of any Competitive Business, if the purpose of the activity is to solicit the Company Customer for a Competitive Business (including but not limited to any Competitive Business started by Executive).

(b)Non-Competition. Executive agrees that, unless specifically authorized by an authorized representative of the Company in writing, Executive shall not, during Executive’s employment and for a period of twelve (12) months following the date of termination of Executive’s employment with the Company (whatever the reason for the end of the employment relationship and whether or not in connection with a Change of Control), directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any Competitive Business in a capacity identical or substantially similar to that in which Executive worked for the Company and any of its affiliates. Notwithstanding the foregoing, nothing in this Section 6(b) shall restrict Executive from making an investment in and owning up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange; provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any Competitive Business,

(c)Confidentiality.

(i)Executive agrees that, unless specifically authorized by an authorized representative of the Company in writing, Executive shall not, during Executive’s employment with the Company and at any time thereafter, including following the date of termination of Executive’s employment with the Company (whatever the reason for the end of the employment relationship and whether or not in connection with a Change of Control), directly or indirectly, (A) disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity or (B) without limiting the foregoing, (1) misappropriate any Confidential Information; (2) use for the purpose of competing with the Company or any of its affiliates, either directly or indirectly, any Confidential Information;
(3) disclose to any third party, either directly or indirectly, any Confidential Information; or (4) aid anyone else in disclosing to any third party, either directly or indirectly, any Confidential Information. To the extent that any Confidential Information is a trade secret under applicable law, then, for as long as such Confidential Information remains a trade secret under applicable law (or for the maximum duration provided under such law), Executive will take all actions to protect such trade secrets in accordance with the terms of applicable law governing trade secrets.

(ii)All Confidential Information shall remain the sole and exclusive property of the Company. No license or other right to any Intellectual Property is granted to Executive under this Plan. To the extent that Executive acquires any right, title or interest in or to any Confidential Information, Executive hereby assigns, transfers, conveys and delivers to the Company all such right, title and interest in and to such Confidential Information.

(iii)Upon any termination of Executive’s employment or at the Company’s written request, Executive shall return to the Company all copies of Confidential Information in Executive’s custody, possession or control. Alternatively, with the Company’s prior written consent, Executive may destroy such Confidential Information, in which case Executive will certify in writing to the Company that all such Confidential Information has been so destroyed.

(iv)Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(d)Non-Disparagement.

(i)Executive agrees that Executive shall not, during Executive’s employment with the Company and at any time thereafter, including following the date of termination of Executive’s employment with the Company (whatever the reason for the end of the employment relationship and whether or not in connection with a Change of Control), directly or indirectly, make any disparaging remarks, or any remarks that would reasonably be construed as disparaging, regarding the Company or any of its affiliates, or their officers, directors, employees, partners or agents. Executive shall not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding Company or any of its affiliates or their officers, directors, employees, partners or agents.

(ii)For the avoidance of doubt, the covenants set forth in this this Plan or otherwise are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended), and nothing in this Plan or otherwise shall be deemed to preclude Executive from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings.

(e)Definitions.

(i)“Company Customer” shall mean any company or individual customer of the Company or any of its affiliates with whom Executive has had material contact within the last twelve (12) months of Executive’s employment with the Company, or who was otherwise contacted or served by Executive, or who Executive knew Executive’s direct reports had material contact, regarding any business activities of the Company and any of its affiliates.

(ii)“Competitive Business” shall mean an enterprise that is in the business of providing banking or financial products or services that are directly competitive with those offered by the Company and any of its affiliates during the term of Executive’s employment with the Company.

(iii)“Confidential Information” shall mean: any and all non-public, proprietary or other confidential information of the Company or any of its affiliates disclosed to Executive, to which Executive has access, or of which Executive otherwise becomes aware, in each case whether in oral, written, graphic or machine readable form, including, but not limited to: (i) confidential information described in the Truist Financial Corporation Code of Ethics as may be amended from time to time; (ii) any confidential or proprietary Company information regarding any customer of the Company or any of its affiliates, including but not limited to customer lists, contracts, information, requirements, billing histories, marketing methods, needs and products or services provided by the Company or any of its affiliates to such customers; (iii) all confidential financial information concerning the Company or any of its affiliates, including but not limited to financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iv) all confidential sources and methods of supply to the Company or any of its affiliates, including but not limited to contracts and similar information; (v) all confidential plans and projections for business opportunities for new or developing business of the Company or any of its affiliates, including but not limited to information pertaining to potential customers or prospects and the existence of any business discussions, negotiations or agreements between the Company or any of its affiliates and any third party;
(vi) all documents and other work product generated by Executive which contain, comment upon, or relate in any way to any information disclosed by the Company or any of its affiliates; (vii) all third party information held in confidence by the Company or any of its affiliates; (viii) all confidential information relating to the prices, costs, research and development activities, service performance, financial data and operating results, employee lists, personnel matters and other confidential or proprietary information, designs, patents, ideas, trade secrets, know-how or other Intellectual Property or proprietary rights of the Company or any of its affiliates; and (ix) the terms and conditions of this Plan.

(iv)    “Restricted Area” shall mean the United States.

(f)New Employer. Executive shall provide the terms and conditions of this Section 6 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Executive’s compliance with this Section 6 and shall provide the Company with such information as it requests to allow such inquiry.

(g)Reasonableness of Restrictive Covenants.

(i)Executive acknowledges that the covenants contained in this Section 6 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the legitimate interests of the Company and its affiliates in their Confidential Information, their reputation, and in their relationships with their employees, customers, suppliers, investors and regulators.

(ii)The Company has consulted, and Executive has had an opportunity to consult, with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that Executive’s compliance with the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support Executive’s dependents.

(iii)If any provision or portion of this Section 6, other than Section 6(c), is held to be unenforceable because of the scope, duration, territory or terms thereof, Executive agrees that the court making such determination shall have the power to and shall reduce the scope, duration, territory and/or terms of such provision, so that the provision is enforceable by the court to afford the maximum protection to the Company and its affiliates under the law, and such provision as amended shall be enforced by the court.

(h)Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Section 6, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of Executive’s obligations under this Section 6. Executive acknowledges that any breach of any provision of this Section 6 would irreparably injure the Company and its affiliates. Accordingly, Executive agrees that if Executive breaches any of the provisions of this Section 6, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Plan or otherwise, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Section 6, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunction.

(i)Assistance. During the twelve (12) month period following the date of termination of Executive’s employment with the Company (whatever the reason for the end of the employment relationship and whether or not in connection in connection with a Change of Control), Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of Executive and related to Executive’s position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Executive shall agree to also make Executive available to assist the Company with transition of Executive’s duties to his successor and addressing ongoing issues and problems. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonably interfere with Executive’s business or personal activities. The Company shall reimburse Executive’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive’s written request in such form and containing such information as the Company shall reasonably request.

Section 7.    Intellectual Property.

(a)Definitions.

(i)“Intellectual Property” shall mean all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.

(ii)“Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.

(b)Disclosure. Executive will disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that Executive conceives, develops, creates or reduces to practice, either alone or jointly with others, during the period of Executive’s employment that (i) are conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company, (ii) result from any work performed by Executive for the

Company or any of its affiliates and/or (iii) otherwise relate to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).

(c)Ownership and Assignment. Executive acknowledges and agrees that the Company will have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, Executive hereby assigns, transfers, conveys and delivers to the Company all right, title and interest in and to all Company Intellectual Property. Executive acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Company as above).

(d)Prior Inventions. Set forth in Appendix A (Prior Inventions) attached to the Participation Agreement is a complete list of all Inventions that Executive, alone or jointly with others, conceived, developed, created or reduced to practice prior to the commencement of Executive’s employment with the Company, that are Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Plan (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in Appendix A but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Appendix A, Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of Executive’s employment with the Company, Executive incorporates any Prior Invention into any product, process or machine of the Company or any of its affiliates or otherwise uses any Prior Invention, Executive hereby grants to the Company a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.

(e)Non-Assignable Inventions. If Executive is an employee whose principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding Executive’s assignment of Company Intellectual Property to the Company in Section 7(c) of this Plan do not apply to certain Inventions (“Non- Assignable Inventions”) as specified in the statutory code of the applicable state. Executive acknowledges having received and reviewed notification regarding such Non- Assignable Inventions pursuant to such states’ codes.

(f)Waiver of Moral Rights. To the extent Executive may do so under applicable law, Executive hereby waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company. As used in this Plan, “Moral Rights” shall mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(g)No Breach of Prior Agreements; No Improper Use of Prior Employer or Third Party Information. Executive hereby represents and warrants to the Company that (i) Executive’s performance under this Plan and Executive’s duties as an employee of the Company will not breach any confidentiality, invention assignment or similar agreement with any former employer or other party and (ii) there is no other agreement or duty on Executive’s part now in existence that would conflict with any provision contained herein. During Executive’s employment by the Company, Executive will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto any premises of the Company or any of its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any agreements with such former employer or third party.

(h)Further Assurances. Executive will give the Company all reasonable assistance and execute all documents necessary to assist with enabling the Company to prosecute, perfect, register, record, enforce and defend any of its rights in any Company Intellectual Property and Confidential Information.

Section 8.    Governing Law; Arbitration; Judicial Procedures; Attorneys’ Fees.

(a)Governing Law. The validity, performance, construction and effect of this Plan shall be governed by the substantive laws of the State of North Carolina, without regard to the provisions for choice of law thereunder.

(b)Arbitration. Any dispute between the parties arising out of or related to this Agreement or any breach of this Agreement or Executive’s employment, whether the claim arises in contract, tort, or statute, shall be submitted to arbitration in North Carolina in accordance with the Comprehensive Arbitration Rules and Procedures of the American Arbitration Association (AAA), and the arbitration determination resulting from any such submission shall be final and binding on the parties. Judgment on any arbitration award may be entered in any court of competent jurisdiction. The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Confidential Arbitration Information”) shall not be disclosed to any non-party except the tribunal, AAA, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the Plan and of any arbitration brought pursuant to the Plan.

(c)Attorney’s Fees. In the event any dispute shall arise between Executive and the Company as to the terms or interpretations of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by Executive to enforce the terms of this Plan or in defending against any action taken by the Company, the Company shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if Executive shall prevail in any action initiated by Executive or shall have acted reasonably and in good faith in defending against any action initiated by the Company. Such reimbursement shall be paid within ten (10) days of Executive’s furnishing to the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Executive. Any such request for reimbursement by Executive shall be made no more frequently than at sixty (60) day intervals.

Section 9.    Successors.

(a)This Plan is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Plan shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving company, or upon any transfer of all or substantially all of the Company’s stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Plan shall be binding upon and shall inure to the benefit of the surviving company or company to which such stock or assets of the Company shall be transferred.

(c)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

Section 10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under Section 4 above, Executive waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or its affiliates that provide for cash severance payments or benefits upon a termination of employment (whether or not in connection with a Change of Control). If the Company is obligated by the Worker Adjustment and Retraining Notification Act (“WARN”) to provide Executives compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits Executives received under WARN. The Administrator shall have the discretion, from time to time and on a case-by-case basis, to provide such additional benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Executive create a precedent or require that any other Executive be provided such benefit, either under this Plan or any other plan or arrangement.

Section 11. Payment Cutback. If the Company’s independent accountants determine that any payments and benefits to be provided under this Plan, together with any other payments and benefits made available to Executive by the Company or its affiliates (including any successor to all or substantially all of the business and/or assets of the Company, or any business of the Company) (each, a “Payment”) will result in any portion of such Payments being subject to an excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Payments shall be reduced (but not below zero) such that the amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Payments to be subject to the Excise Tax (the “Reduced Amount”); provided that such Payments shall not be reduced if, without such reduction, Executive would receive and retain, on a net after-tax basis (taking into account all applicable taxes payable by Executive, including any Excise Tax), an amount of the Payments that is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. To the extent a reduction is required under this Section 11, the Company shall reduce or eliminate the Payments in accordance with this Section 11 and in a manner consistent with the requirements of Section 409A. Any reduction in Payments shall occur first with respect to amounts that are not subject to Section 409A in the following order: (A) reduction of cash payments, beginning with payments scheduled for the latest distribution date; (B) reduction of vesting acceleration of equity awards; and (C) reduction of other benefits paid or provided to Executive. If, after the reduction to zero of the amounts described above, further reductions are required under this Section 11, the Company shall reduce all Payments subject to Section 409A on a pro rata basis (but not below zero). This Section 11 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any payments or benefits. Any determination under this Section 11 by the Company’s independent accountants shall be made at the Company’s expense and in accordance with Section 280G of the Code.

Section 12. Withholding. The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Plan.

Section 13. No Mitigation. Executive shall have no duty to mitigate Executive’s damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation, except that the medical benefits provided pursuant to Section 4 above may be terminated if Executive receives medical benefits from a subsequent employer.

Section 14. Notices. Any notice required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given and effective when delivered or sent by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, addressed as follows:

If to Executive: at the most recent address on file with the Company.

If to Company: Truist Bank, 214 North Tryon Street, Executive Floor, Charlotte, North Carolina 28202, Attention: Chief Legal Officer (or in the event that the Executive is the Chief Legal Officer, notice shall be addressed to the Chief Executive Officer).

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

Section 15. Waiver of Breach; Severability. No waiver or modification of this Plan or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Plan, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 15 may not be waived except as herein set forth. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Plan is found to be invalid or unenforceable, it may be severed from the Plan, and the remaining provisions of the Plan shall continue to be binding and effective.

Section 16. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

Section 17. Termination; Amendment.

(a)Subject to Section 409A, the Plan may be amended, altered or terminated at any time by the Administrator; provided that such amendment, alteration or termination shall not, with the consent of an affected Executive, materially adversely affect the rights of such Executives.

(b)Without limiting the generality of the foregoing, in no event shall any amendment, alteration or termination of the Plan adversely affect the rights of Executive during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control until, in the Board’s good faith opinion, such person has abandoned or terminated its efforts to effect a Change of Control.

Section 18. Plan Does Not Grant Employment Rights. This Plan shall not be construed as granting to Executive any right to employment by the Company. The right of the Company to terminate Executive’s employment at any time, with or without Cause, is specifically reserved.

Section 19. Compliance with Section 409A. To the extent applicable, the parties hereto intend that this Plan comply with Section 409A or an exemption or exclusion therefrom. The parties hereby agree that this Plan shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Plan deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. Notwithstanding anything to the contrary in this Plan or otherwise, in no event shall the Company be liable to Executive for or with respect to any taxes, penalties or interest which may be imposed upon Executive pursuant to Section 409A.

(a)Payments to Specified Employees. Notwithstanding anything contained in this Plan to the contrary, if at the time of Executive’s Separation from Service”, Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six (6) month period following Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six (6) month period shall continue to be paid to Executive in accordance with the terms of the Plan; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A),

Executive shall pay for such benefits from Executive’s Date of Termination until the first day of the seventh month following the month of Executive’s separation from service, at which time the Company shall reimburse Executive for such payments. If Executive dies during such six (6) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, any such postponed amounts shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death.

(b)Reimbursements. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

(c)Other. All payments and benefits to be made to Executive upon a termination of employment may only be made upon a Separation from Service of Executive; and phrases in this Plan such as “termination of employment,” “Executive’s termination,” “terminated,” and similar phrases shall mean a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, (i) each payment made under this Plan shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment, and, to the extent required by Section 409A, if a payment or benefit that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive, or any portion thereof, shall be permitted.

Section 20. Headings. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Plan.

Section 21. Cost and Funding of the Plan. Truist Financial Corporation pays benefits of the Plan out of the general assets of the Company, at no cost to Executive.

Section 22. Filing a Claim. If Executive disagrees with the determination or payment of Executive’s benefits, or if Executive have any questions about receiving these benefits, Executive should contact the Administrator in writing at the address set forth below.

Truist Bank, 214 North Tryon Street, Executive Floor, Charlotte, North Carolina 28202, Attention: Chief Legal Officer (or in the event that the Executive is the Chief Legal Officer, claims shall be addressed to the Chief Executive Officer).

Section 23. Time Frame for Claim Determinations Regarding Executive’s Benefits.

(a)If Executive receives an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Plan Administrator will notify Executive of the adverse determination within a reasonable period of time, but not later than 90 days after receiving Executive’s written claim. This 90-day period may be extended for up to an additional 90 days, if the Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies Executive, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.

(b)In the event an extension is necessary due to Executive’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Administrator sends Executive the extension notification until the date Executive responds to the request for additional information.

Section 24. If Executive Receives an Adverse Benefit Determination. The Administrator will provide Executive with a notification of any adverse benefit determination that will set forth:

(a)The specific reason(s) for the adverse benefit determination;

(b)Reference to the specific Plan provisions on which the benefit determination is based;

(c)A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why that material or information is necessary; and

(d)A description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of Executive’s right to bring a civil action under ERISA after an adverse determination on appeal to the Administrator.

Section 25. Procedures for Appealing an Adverse Benefit Determination. Executive, or Executive’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination. Executive has the right to:

(a)Submit written comments, documents, records and other information relating to the claim for benefits;

(b)Request reasonable access to, and copies of all documents, records and other information relevant to Executive’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to Executive’s claim if it:

(i)Was relied upon in making the benefit determination;

(ii)Was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination;

(iii)Demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; or

(c)A review that takes into account all comments, documents, records, and other information submitted by Executive relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

The Administrator will notify Executive of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of Executive’s request for review by the Plan. This 60-day period may be extended for up to an additional
60 days, if the Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies Executive, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.

In the event an extension is necessary due to Executive’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Administrator sends Executive the extension notification until the date Executive responds to the request for additional information.

The Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:
i.The specific reason(s) for the adverse benefit determination;
ii.Reference to the specific Plan provisions on which the benefit determination is based;
iii.A statement that Executive is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to Executive’s claim. Note that a reasonable charge will be made for copies of the Plan document; and
iv.A statement describing Executive’s right to obtain the information about such procedures, and a statement of Executive’s right to bring an action under ERISA.

Executive must exhaust this Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause Executive to lose Executive’s right to sue regarding an adverse benefit determination.

Assistance with Executive’s Questions
If Executive has any questions about Executive’s Plan, Executive should contact the Plan Administrator. If Executive has any questions about this statement or about Executive’s rights under ERISA, or if Executive needs assistance in obtaining documents from the Administrator, Executive should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. Executive may also obtain certain publications about Executive’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IN WITNESS WHEREOF, on approval of the Compensation and Human Capital Committee of the Board of Directors of Truist Financial Corporation, this Truist Financial Corporation Management Change of Control, Severance, and Noncompetition Plan is executed on behalf of the Company on this 26th day of July, 2022.

TRUIST FINANCIAL CORPORATION

By: /s/ Ellen Fitzsimmons
Title: Senior Executive Vice President
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